Exhibit 11.3


                          EARNINGS PER SHARE
                          PRIMARY COMPUTATION
         ($ in millions, except share and per share amounts)


                                                Quarter Ended
                                                   March 31,
                                              ------------------
                                               1997       1996
                                              -------    -------
Basis for computation of earnings per
 common and common equivalent shares:
   Earnings from continuing operations        $ 49.6     $ 40.4
   Deduct dividends on 4 Percent
    cumulative preferred stock                   (.1)       (.1)
                                              -------    -------
   Earnings from continuing operations
    available to common shareholders            49.5       40.3
   Discontinued operations                      (1.0)       8.0
                                              -------    -------

   Available for common shareholders          $ 48.5     $ 48.3
                                              =======    =======




Number of shares:
  Weighted average shares outstanding     73,826,057  74,328,561
  Shares issuable upon exercise of
   stock options,net of shares assumed
   to be repurchased                       1,352,466   1,196,832
                                          ----------  ----------

                                          75,178,523  75,525,393
                                          ==========  ==========



Earnings per common share:
  Continuing operations                        $ .66       $ .53
  Discontinued operation                        (.01)        .11
                                               ------      -----

  Net earnings                                 $ .65       $ .64
                                               ======      =====